Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-270796 and 333-272893) of CymaBay Therapeutics, Inc., and

(2)

Registration Statements (Form S-8 Nos. 333-195211, 333-198289, 333-202941, 333-210453, 333-216905, 333-223687, 333-226741, 333-229953, 333-254697, 333-263644, 333-270795, 333-272895 and 333-273887) pertaining to the CymaBay Therapeutics, Inc. 2013 Equity Incentive Plan, the CymaBay Therapeutics, Inc. 2020 New Hire Plan, and the CymaBay Therapeutics, Inc. 2023 Equity Incentive Plan;

of our report dated February 28, 2024, with respect to the consolidated financial statements of CymaBay Therapeutics, Inc. included in this Annual Report (Form 10-K) of CymaBay Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Mateo, California

February 28, 2024